Exhibit 99.1

November 2, 2010

Dear Shareholders,

I am writing to provide an update on restructuring initiatives regarding Advance Nanotech’s 8% Senior Secured Notes (the “Notes”), of which the first tranche comes due on December 20, 2010.  As we have disclosed previously, Advance Nanotech’s primary asset is its share ownership in Owlstone Inc. (“Owlstone”).  Our objective for some time has been to pursue a transaction with Owlstone where Advance Nanotech and Owlstone would merge in a stock-for-stock transaction.  To complete such a merger, among other things, Advance Nanotech would have needed to secure capital to refinance its debt prior to the merger.  We have spoken to a number of investors who would be interested in providing financing to Advance Nanotech in that context, which would provide Advance Nanotech with the liquidity needed to repay its debt.   Unfortunately, Owlstone’s management and board have determined that they are not interested in becoming a public company at this time, nor are they willing to commit to a specific timetable or process by which Owlstone would become public via a combination with Advance Nanotech.  As a result, it has been challenging to raise capital for Advance Nanotech as a minority, non-control owner of Owlstone, with no other operating business and a capital structure constrained by the terms of our existing Notes and related warrants.

The good news is that Owlstone continues to make progress in their business, as evidenced by their most recent shareholder report that I encourage all of you to read.  We remain convinced that the Owlstone shares that Advance Nanotech owns today have a value substantially in excess of our liabilities, and have the potential for significant appreciation.  Beyond the value of the Owlstone shares, Advance Nanotech’s other significant asset is a net operating loss carryforward of approximately $20 million, which we can use only if we remain in business without a change in control.

As a result of these factors, we are seeking a resolution which satisfies our creditors, allows Advance Nanotech to retain ownership of as many Owlstone shares as possible, and provides Advance Nanotech with the opportunity and resources to pursue a viable operating business.

Recently, we initiated communication with our noteholders on a restructuring initiative intended to satisfy our indebtedness and provide a platform for ongoing value for our shareholders.  We presented various alternatives that we believe could be of interest to our noteholders, and we are following up with each noteholder to determine where their interest lies.  Among the alternatives, we discussed exchanging Owlstone shares owned by Advance Nanotech for outstanding Notes and interest, restructuring the Notes to provide more time for appreciation in the Owlstone shares, selling our Owlstone shares to a third party in an amount sufficient to repay the Notes, and converting Notes into common shares of Advance Nanotech.  While it is our intention to provide a restructuring that includes one or a mixture of the above alternatives, there is no assurance that the noteholders will be amenable to these alternatives.  If we are unable to come to a resolution with the noteholders, we may be forced to seek bankruptcy protection to enable us to come to a resolution that is fair to all parties.

There are two significant components to the restructuring that will drive how the restructuring is completed.  The first is the valuation of Owlstone.  We have been made aware that Owlstone is currently pursuing a capital-raising transaction based on a value approximately $0.70 per Owlstone share.  Advance Nanotech owns approximately 14.0 million shares of Owlstone, which, if valued at $0.70 per share, would represent a value of approximately $9.8 million.  The second component relates to the go forward business for Advance Nanotech.  We are currently evaluating potential business opportunities for Advance Nanotech that we believe will be beneficial for all constituents.  If successful in our restructuring efforts, Advance Nanotech could be left with a significant equity position in Owlstone, along with an operating business that can utilize the Advance Nanotech public asset, its industry expertise, and its tax loss carryforwards to provide value for all stakeholders.

We are working aggressively on the restructuring initiatives as set forth above, and will provide updates as warranted throughout the process.  To assist in our efforts on the restructuring, we have engaged certain external advisors that we believe will be integral to executing the restructuring.

Thank you for your continued support.

Best regards,

Jon Buttles
Principal Executive Officer
Advance Nanotech, Inc.

About Advance Nanotech, Inc. and Owlstone, Inc.

Advance Nanotech, Inc. owns a minority position in Owlstone, Inc. ("Owlstone"). Owlstone is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. please visit www.advancenanotech.com.  For more information about Owlstone, please visit www.owlstoneinc.com.  Follow Advance Nanotech on Twitter: www.twitter.com/AVNA_IR.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.